EXHIBIT 99.1

—FOR IMMEDIATE RELEASE—

CORPORATE CONTACTS:

Merilee Kern	Alison Tanner, CFA
Manager, Marketing Communications	Chief Strategist, Dir. of Investor Relations
858-577-0206	954-360-9022x140
merilee@eDiets.com	alison@eDiets.com

eDiets.com® Reports Record Q2 Revenue and Profit

DEERFIELD BEACH, FL July 28, 2005 — eDiets.com, Inc. (NASDAQ:DIET), leveraging the power of the Internet to bring healthy diet and fitness solutions to everyone, today reported net income of $1.3 million, or $0.06 per diluted share, on revenues of $15.1 million for the second fiscal quarter ended June 30, 2005. In addition, the company forecasts that it will report revenues of $53.0 to $54.5 million, up 17 to 20% year-over-year, and positive net income for the full year.

“The strategic marketing changes that we began to implement last year produced dramatic improvements in revenue per new subscriber and in subscriber acquisition costs,” commented David R. Humble, CEO of eDiets.com. “Those improvements are now being reflected in our consolidated financial results.”

Q2 Financial Highlights:

•	Revenues reached a record $15.1 million, up 32% year-over-year

•	Average revenue per subscriber increased 19% year-over-year

•	Cost to acquire a new subscriber declined 22% year-over-year

•	General and administrative expenses were flat year-over-year

•	Net income totaled $1.3 million, or $0.06 per diluted share

•	Cash from operations totaled $0.4 million; adjusted for the payment of certain prior-year European acquisition expenses, cash from operations totaled $1.3 million

Ciaran G. McCourt, president and chief operating officer of eDiets.com, noted, “Our online and television media buying is becoming more and more productive and we are investing in our technology infrastructure. We have made changes that allow for more rapid introduction of new diet plans such as the recent highly successful launch of our Glycemic Impact Diet. We have also reorganized to increase our focus on retention and on new channels of member acquisition. These changes position us better than ever to take advantage of consumers’ accelerating adoption of online diet and fitness resources.”

Revenues in the second quarter of fiscal 2005 totaled $15.1 million, an increase of 32% compared to revenues of $11.4 million in the second quarter of fiscal 2004. For the first half of fiscal 2005 revenues totaled $28.1 million, an increase of 25% compared to revenues of $22.5 million in the first half of fiscal 2004. The second quarter and first half increases were driven by double-digit year-over-year increases in average weekly revenue per subscriber as well as double-digit growth in the average paying subscriber base. Paying subscribers as of June 30, 2005 totaled approximately 246,000. In addition, the inclusion of the results of eDiets Europe, Ltd. beginning in July 2004 added five percentage points to year-over-year growth rates for both the second quarter and first half of fiscal 2005.

eDiets.com reported net income of $1.3 million, or $0.06 per diluted share, for the second quarter of fiscal 2005, compared to a net loss of $5.5 million, or $0.27 per share, for the second quarter of fiscal 2004. For the first half of fiscal 2005 the company reported a net loss of $2.2 million, or $0.10 per share, compared to a net loss of $8.5 million, or $0.44 per share, for the first half of fiscal 2004. The company expects to be profitable in both the third and the fourth quarter of fiscal 2005.

Total expenses, the largest component of which is advertising expense, were $13.8 million in the second quarter of fiscal 2005 compared to $16.9 million in the second quarter of fiscal 2004. The decline in expenses was primarily related to a planned sequential decline in the size of the company’s advertising investment in the second quarter of 2005. Quarterly advertising investments for the remainder of fiscal 2005 are expected to continue to decline sequentially. For the first half of fiscal 2005 expenses totaled $30.4 million compared to $31.0 million for the first half of fiscal 2004.

General and administrative expenses totaled $1.5 million for the second quarter of fiscal 2005 and were flat with the comparable prior year period. As a percentage of revenues, general and administrative expenses declined from 13% in the second quarter of fiscal 2004 to 10% in the second quarter of fiscal 2005. For the first half of fiscal 2005 general and administrative expenses totaled $3.1 million, or 11% of revenues, compared to $3.0 million, or 13% of revenues, in the comparable prior year period.

Cash from operations for the second quarter of fiscal 2005 totaled $0.4 million compared to cash used in operations of $3.0 million for the second quarter of fiscal 2004. Adjusting for approximately $0.9 million of payments relating to the July 2004 acquisition of eDiets Europe, Ltd., cash from operations during the second quarter of fiscal 2005 totaled $1.3 million. Cash used in operations for the first half of fiscal 2005 totaled $1.7 million compared to cash used in operations of $3.7 million for the first half of fiscal 2004. Cash and cash equivalents as of June 30, 2005 totaled $7.0 million. The company’s debt stood at less than $0.2 million.

The company will host a conference call for investors beginning at 10:30 a.m. Eastern Time on Thursday, July 28th. Domestic participants may access the call by dialing 866.271.0675 and international participants may access the call by dialing 617.213.8892; the passcode is 17882052. Participants may also access the concurrent webcast via the company’s Web site at www.eDiets.com/investors.

An audio replay will be available through Thursday, August 11, 2005. To access the replay, please dial 888.286.8010 (domestic) or 617.801.6888 (international), passcode 85560853. The webcast will also remain accessible via the company’s Web site at www.eDiets.com/investors.

About eDiets.com

eDiets.com, Inc. (NASDAQ:DIET) is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com and www.eFitness.com. The company also publishes a personalized online interactive magazine, along with a family of industry-leading electronic newsletters that have an opt-in circulation base of over 13 million.

Safe Harbor Statement

www.eDiets.com/safeharbor

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
INCOME STATEMENT DATA:
Revenues:
Membership	$13,075	$10,783	$9,666	$23,858	$19,118
Other revenue	1,993	2,248	1,719	4,241	3,343

Total revenues	15,068	13,031	11,385	28,099	22,461

Cost and expenses:
Cost of revenue	2,295	1,780	1,713	4,075	3,347
Product development	813	708	609	1,521	1,133
Sales and marketing	9,218	12,424	13,062	21,642	23,429
General and administrative	1,482	1,603	1,495	3,085	3,015
Amortization of Intangibles	29	30	2	59	29
Impairment of intangible assets	—	—	—	—	54

Income (loss) from operations	1,231	(3,514)	(5,496)	(2,283)	(8,546)

Other income, net	24	40	27	64	38

Income tax benefit	—	4	—	4	26

Net Income (loss)	$1,255	$(3,470)	$(5,469)	$(2,215)	$(8,482)

Earnings (loss) per common share
Basic	$0.06	$(0.16)	$(0.27)	$(0.10)	$(0.44)

Diluted	$0.06	$(0.16)	$(0.27)	$(0.10)	$(0.44)

Weighted average common and common equivalent shares outstanding
Basic	21,444	21,311	20,104	21,378	19,276

Diluted	22,281	21,311	20,104	21,378	19,276

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$383	$(2,072)	$(3,015)	$(1,689)	$(3,709)
Investing	$(159)	$(111)	$(199)	$(270)	$(460)
Financing	$84	$229	$6,481	$313	$7,170

	June 30, 2005	March 31, 2005	December 31, 2004
BALANCE SHEET DATA:
Cash and cash equivalents	$7,009	$6,928	$8,787
Total assets	18,392	18,709	20,140
Deferred revenue	5,301	5,728	5,844
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	3,526	2,104	5,296

CONTACT:    Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com